Exhibit 99.1

URBAN OUTFITTERS, INC.

First Quarter Results

Philadelphia, PA – May 11, 2006

For Immediate Release	Contact:	John E. Kyees
Chief Financial Officer
(215) 564-2313

Urban Outfitters Announces Q1 Earnings

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle consumer products company operating under the Anthropologie, Free People and Urban Outfitters brands, today announced first quarter earnings of $20.3 million for the three months ended April 30, 2006 and first quarter diluted earnings per share of $0.12.

As previously stated in our sales release on May 4, 2006, net sales for the first quarter increased by 17% to $270 million. Fueling this increase over the prior year was:

•	a 22% increase in the number of stores in operation;

•	a 65% jump in Free People wholesale sales; and

•	a 17% gain in direct-to-consumer sales.

The combination of these factors more than offset a 3% decrease in total Company comparable store sales during the first quarter. By brand, ‘comp’ store sales decreased by 2% at Anthropologie and 4% at Urban Outfitters, and increased by 14% at Free People. In the prior year’s first quarter, ‘comps’ at those brands increased by 9%, 13% and 45%, respectively, and total Company ‘comps’ rose by 11%.

“The recent seismic shift in women’s fashion presents both challenges and opportunities for our Company,” stated Richard A. Hayne, Chairman and President. “In order to better capitalize on future opportunities, we appropriately applied heavy markdowns during the first quarter to turn slower moving merchandise and rationalize our weeks of supply. Our ‘comp’ store inventories decreased by 1,000 basis points during the three months, ending the quarter up 3% - a more appropriate number given the current sales trend. We continue to be cautious as the customers’ response to our product offerings remains inconsistent,” added Mr. Hayne.

Net sales for the three months were as follows:

	Three months ended April 30,
	2006	2005
	(in thousands)
Urban Outfitters store sales	$117,113	$104,109
Anthropologie store sales	99,928	87,307
Direct-to-consumer sales	33,486	28,722
Free People sales	19,480	11,187

Total net sales	$270,007	$231,325

For the three months, gross profit margins decreased by 636 basis points versus the prior year’s comparable quarter. The two factors impacting this decline were the increase in markdowns to clear seasonal merchandise and the increase in store occupancy rates, as a percentage of net sales, compared to the comparable quarter last year as a result of the reduction in ‘comp’ sales.

As of April 30, 2006, total Company inventories grew by 24% or $27.2 million on a year-over-year basis. The acquisition of inventory to stock new retail stores was the primary factor for this increase. Comparable store inventories increased by 3%.

For the three months, selling, general and administrative expenses, expressed as a percentage of net sales, increased by 125 basis points versus the comparable quarter last year. This increase was primarily a result of the de-leveraging of store-related and other fixed administrative expenses due to the decrease in the comparable store sales.

Thus far this fiscal year, the Company has opened five new Urban Outfitters stores and three new Anthropologie stores, including its newest store at Rockefeller Center in New York. The Company plans to open an additional 27 to 30 stores during the remainder of the fiscal year.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 95 Urban Outfitters stores in the United States, Canada, and Europe; an Urban Outfitters catalog and web site; 82 Anthropologie stores in the United States; an Anthropologie catalog and web site; and Free People, the Company’s wholesale division, which sells its product to approximately 1,500 specialty stores, department stores and catalogs, as well as through six Free People stores, a web site and a catalog.

A conference call will be held today to discuss first quarter results and will be web cast at 11:00 a.m. EDT on:

http://ir.urbanoutfittersinc.com/ireye/ir_site.zhtml?ticker=URBN&script=1010&item_id=1308681

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

###

(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended April 30,
	2006	2005
Net sales	$270,007	$231,325
Cost of sales, including certain buying, distribution and occupancy costs	173,239	133,708

Gross profit	96,768	97,617
Selling, general and administrative expenses	65,217	52,839

Income from operations	31,551	44,778
Other income, net	1,412	764

Income before income taxes	32,963	45,542
Income tax expense	12,664	18,102

Net income	$20,299	$27,440

Net income per common share:
Basic	$0.12	$0.17

Diluted	$0.12	$0.16

Weighted average common shares outstanding:
Basic	164,576,157	162,956,454

Diluted	168,020,879	169,057,896

PERCENT OF NET SALES
Net sales	100%	100%
Cost of sales, including certain buying, distribution and occupancy costs	64.2	57.8

Gross profit	35.8	42.2
Selling, general and administrative expenses	24.1	22.8

Income from operations	11.7	19.4
Other income, net	0.5	0.3

Income before income taxes	12.2	19.7
Income tax expense	4.7	7.8

Net income	7.5%	11.9%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	April 30, 2006	January 31, 2006	April 30, 2005
Assets

Current assets:
Cash and cash equivalents	$28,106	$49,912	$22,124
Marketable securities	146,725	141,883	134,681
Accounts receivable, net of allowance for doubtful accounts of $753, $445 and $621, respectively	23,686	14,324	13,754
Inventories	140,726	140,377	113,477
Prepaid expenses, deferred taxes and other current assets	38,299	38,687	21,820

Total current assets	377,542	385,183	305,856

Property and equipment, net	335,307	299,291	203,163
Marketable securities	63,711	64,748	66,622
Deferred income taxes and other assets	22,375	19,983	12,581

	$798,935	$769,205	$588,222

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$57,468	$41,291	$38,846
Accrued expenses, accrued compensation and other current liabilities	77,641	92,217	52,140

Total current liabilities	135,109	133,508	90,986

Deferred rent and other liabilities	78,017	74,817	57,609

Total liabilities	213,126	208,325	148,595

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 165,137,317, 164,831,477 and 163,694,752 issued and outstanding, respectively	17	16	16
Additional paid-in capital	138,054	134,146	114,276
Retained earnings	446,489	426,190	322,834
Accumulated other comprehensive income	1,249	528	2,501

Total shareholders’ equity	585,809	560,880	439,627

	$798,935	$769,205	$588,222

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended April 30,
	2006	2005
Cash flows from operating activities:
Net income	$20,299	$27,440
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,937	8,799
Stock-based compensation expense	693	281
Loss on disposition of property and equipment, net	275	—
Excess tax benefits from stock-based compensation	(1,808)	—
Changes in assets and liabilities:
Increase in receivables	(9,330)	(5,384)
Increase in inventories	(146)	(14,440)
Decrease in prepaid expenses and other assets	2,007	3,006
Increase (decrease) in payables, accrued expenses and other liabilities	11,113	(2,966)

Net cash provided by operating activities	35,040	16,736

Cash flows from investing activities:
Capital expenditures	(55,692)	(18,451)
Purchases of marketable securities	(35,607)	(157,835)
Sales and maturities of marketable securities	31,061	145,145

Net cash used in investing activities	(60,238)	(31,141)

Cash flows from financing activities:
Exercise of stock options	1,409	6,699
Excess tax benefits from stock-based compensation	1,808	—

Net cash provided by financing activities	3,217	6,699

Effect of exchange rate changes on cash and cash equivalents	175	99

Decrease in cash and cash equivalents	(21,806)	(7,607)

Cash and cash equivalents at beginning of period	49,912	29,731

Cash and cash equivalents at end of period	$28,106	$22,124